                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      ----------------------------------

                                   FORM 8-K/A

                      ----------------------------------

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of

                      The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported)  July 2, 1996
                                                         ---------------

                              DANAHER CORPORATION
        ----------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


              DELAWARE                1-8089                 59-1995548
        ---------------------     --------------     ----------------------
        (State or other           (Commission        (IRS Employer
         jurisdiction of           File Number)       Identification No.)
         incorporation)


        1250 24th Street, N.W. Washington, D.C.            20037
        ------------------------------------------   -----------------
         (Address of principal executive offices)       (Zip Code)


        Registrant's telephone number, including area code 202-828-0850
                                                          --------------

        --------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 2.    Acquisition of Assets

     On July 2, 1996, Danaher Corporation acquired controlling interest (100% ownership will be completed in 1996) of Acme-Cleveland Corporation. The total cost of acquisition will be approximately $210 million, inclusive of acquisition costs. The acquisition will be accounted for as a purchase.

     Acme-Cleveland is an Ohio corporation with its principal executive offices located at 30100 Chagrin Blvd., Suite 100, Pepper Pike, OH 14124-5705. The following description of the Company's business has been taken from Acme-Cleveland's 1995 10-K.

     Acme-Cleveland has two major business segments: (i) Telecommunication and Electronic Products and (ii) Precision Products.

     The Telecommunication and Electronic Products business segment is comprised of product businesses that are based largely on applied electronic technology. Products in this segment are used in the construction, maintenance, and operation of telecommunication networks, and in industrial process applications to collect and transmit information regarding the presence, location, and physical attributes of various objects or materials.

     The Precision Products business segment is comprised of product businesses that are based on, or relate to, precision measurement and analysis and other technologies having precision needs and requirements. This segment includes quality assurance products and system, motion and positioning components and systems, precision gauges, metal and punch form tooling, and specialty gears. Purchases of quality assurance products and systems and certain motion and positioning components are typically made as part of capital expenditure programs and can be deferred; the other products in this segment are usually purchased used in the course of day-to-day operations, and the purchase of such items cannot ordinarily be deferred.

Item 7.    Exhibits

     (a) Attachment 1 contains financial statements of Acme-Cleveland as specified under Rule 3.05(b)
           1.   Years ended September 30, 1995, 1994, 1993
           2.   Three Months Ended March 31, 1996

     (b) Attachment 2 contains pro-forma financial statements and explanatory notes as per Article 11.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            DANAHER CORPORATION


                                            By: /s/ C. Scott Brannan
                                               ------------------------
                                                 C. Scott Brannan
                                                 Vice President and Controller

                                                                                       Year Ended September 30
                                                                              1995               1994               1993
------------------------------------------------------------------------------------------------------------------------------------
Net Sales.........................................................          $120,716           $ 77,200           $81,510
Cost of products sold.............................................            71,352             49,921            52,692
                                                                            --------           --------           -------
                                                      Gross profit            49,364             27,279            28,818

Selling, general, and administrative expense......................            30,282             21,281            19,152
Research and development expense..................................             3,949              1,945             1,306
Amortization of goodwill and intangibles..........................             1,210                259               225
                                                                            --------           --------           -------
                                                                              35,441             23,485            20,683
                                                                            --------           --------           -------
                                          Earnings from operations            13,923              3,794             8,135
Other income (expense):
 Interest income..................................................             1,743                986               684
 Interest expense.................................................              (144)              (166)             (205)
 Other income.....................................................               618                901             1,496
 Other expense....................................................              (563)              (899)           (1,993)
 Purchased research and development write-off.....................            (5,693)               -0-               -0-
                                                                            --------           --------           -------
                                                                              (4,039)               822               (18)
                                                                            --------           --------           -------
                 Earnings from continuing operations before income
                 taxes, minority interest, extraordinary item, and
                           cumulative effect of accounting changes             9,884              4,616             8,117

Income taxes......................................................             6,245              1,989             3,325
Minority interest.................................................               152               (116)              -0-
                                                                            --------           --------           -------
                        Earnings from continuing operations before
                                 extraordinary item and cumulative
                                      effect of accounting changes             3,791              2,511             4,792

Discontinued operations before extraordinary item and
 cumulative effect of accounting changes:
 Earnings from operations, net of income taxes....................            13,985              3,989               438
 Net gain on sale (less income taxes of $1,500)...................            24,727                -0-               -0-
                                                                            --------           --------           -------
                                                                              38,712              3,989               438
Extraordinary item-utilization of tax benefit carryforwards.......               -0-                -0-             1,900
Cumulative effect of accounting changes:
 From continuing operations.......................................               -0-              3,389               -0-
 From discontinued operations.....................................               -0-            (33,310)              -0-
                                                                            --------           --------           -------
                                                                                 -0-            (29,921)              -0-
                                                                            --------           --------           -------
                                               Net earnings (loss)          $ 42,503           $(23,421)          $ 7,130
                                                                            ========           ========           =======
Earnings (loss) per common share:
 Continuing operations before extraordinary item and
  cumulative effect of accounting changes.........................          $    .56           $    .35           $   .71
 Discontinued operations before extraordinary item and
  cumulative effect of accounting changes:
  Earnings from operations, net of income taxes...................              2.07                .63               .06
  Net gain on sale................................................              3.67                -0-               -0-
                                                                            --------           --------           -------
                                                                                5.74                .63               .06
 Extraordinary item...............................................               -0-                -0-               .30
 Cumulative effect of accounting changes:
  From continuing operations......................................               -0-                .54               -0-
  From discontinued operations....................................               -0-              (5.29)              -0-
                                                                            --------           --------           -------
                                                                                 -0-              (4.75)              -0-
                                                                            --------           --------           -------
                              Net earnings (loss) per common share          $   6.30           $  (3.77)          $  1.07
                                                                            ========           ========           =======

See notes to consolidated financial statements.

                                                                                                             Foreign
                                                                                                             Currency
                                                    Preferred      Common        Other         Pension      Translation   Retained
                                                     Shares        Shares       Capital       Adjustment    Adjustments   Earnings
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 1, 1992........................  $ 3,631       $ 6,291       $53,651       $(3,952)      $   343       $ 4,580
Net earnings......................................                                                                          7,130
Cash dividends:
 Series A preferred shares, $1.80.................                                                                           (290)
 Common shares, $.41..............................                                                                         (2,580)
Foreign currency translation adjustments..........                                                           (1,416)
Pension adjustment................................                                             (2,565)
                                                    -------       -------       -------       -------       -------       -------
BALANCE AT SEPTEMBER 30, 1993.....................    3,631         6,291        53,651        (6,517)       (1,073)        8,840
Net loss..........................................                                                                        (23,421)
Common shares issued under stock
 option plan......................................                      9            66
Cash dividends:
 Series A preferred shares, $1.80.................                                                                           (290)
 Common shares, $.44..............................                                                                         (2,770)
Foreign currency translation adjustments..........                                                              218
Pension adjustment................................                                             (4,922)
                                                    -------       -------       -------       -------       -------       -------
BALANCE AT SEPTEMBER 30, 1994.....................    3,631         6,300        53,717       (11,439)         (855)      (17,641)
Net earnings......................................                                                                         42,503
Common shares issued under stock
 option plan......................................                    105           879
Tax benefit from exercise of stock
 options..........................................                                  552
Cash dividends:
 Series A preferred shares, $1.80.................                                                                           (290)
 Common shares, $.47..............................                                                                         (2,967)
Foreign currency translation adjustments..........                                                            2,703
Pension adjustment................................                                              7,703
                                                    -------       -------       -------       -------       -------       -------
BALANCE AT SEPTEMBER 30, 1995.....................  $ 3,631       $ 6,405       $55,148       $(3,736)      $ 1,848       $21,605
                                                    =======       =======       =======       =======       =======       =======



See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries
In thousands

                                                                                       Year Ended September 30
                                                                                    1995        1994        1993
-------------------------------------------------------------------------------------------------------------------
Operating activities
 Earnings from operations before extraordinary item and
  cumulative effect of accounting changes:
  Continuing .............................................................        $ 3,791     $ 2,511     $ 4,792
  Discontinued ...........................................................         38,712       3,989         438


 Adjustments to reconcile earnings to net cash provided by operating activities:
  Depreciation and amortization ..........................................          4,091       2,884       2,437
  (Gain)loss on sale of property, plant, and equipment ...................           (287)       (265)        119
  Purchased research and development write-off ...........................          5,693         -0-         -0-
  Undistributed loss of minority equity investments ......................            505         274         404
  Deferred income tax ....................................................        (10,690)      1,402         109
  Gain on sale of subsidiary .............................................        (24,727)        -0-         -0-
  Cash provided by discontinued operations ...............................            560       2,589       4,025
  Extraordinary item - utilization of tax benefit carryforwards ..........            -0-         -0-       1,900


 Changes in operating assets and liabilities excluding the effects of acquisitions and divestitures:
  (Increase) decrease in trade receivables ...............................         (5,035)        (80)       (353)
  (Increase) decrease in inventories .....................................         (4,619)     (3,132)      3,794
  (Increase) decrease in other current assets ............................            242        (350)        489
  Increase (decrease) in payable to banks ................................           (232)       (492)        425
  Increase (decrease) in accounts payable ................................          1,943      (1,112)        (41)
  Increase (decrease) in other accrued liabilities .......................         (1,294)      1,559      (1,691)
  Increase (decrease) in accrued compensation ............................          2,067      (1,091)      1,949
  Increase (decrease) in income taxes payable ............................          2,044         284        (301)
  Increase (decrease) in postemployment benefits other than pensions .....         (1,515)         54         -0-
  Increase (decrease) in unfunded pension costs ..........................            503        (284)       (554)
  Other, net .............................................................         (1,196)       (548)       (686)
                                                                                  -------     -------     -------
                                 Net cash provided by operating activities         10,556       8,192      17,255

------------------------------------------------------------------------------

                                                                                       Year Ended September 30
                                                                                   1995         1994          1993
--------------------------------------------------------------------------------------------------------------------------
Investing activities
  Capital  expenditures .....................................................   $ (4,233)     $ (2,657)     $ (1,873)
  Proceeds  from  sale  of  property, plant, and  equipment .................      1,031           793            51
  Redemption of securities, net .............................................        208           415           415
  Net proceeds from sale of subsidiary ......................................     38,624           -0-           -0-
  Acquisitions-net of cash acquired .........................................    (35,816)          -0-           -0-
  Cash used for discontinued operations .....................................       (287)       (1,742)       (3,361)
                                                                                --------      --------      --------
                                        Net cash used by investing activities       (473)       (3,191)       (4,768)

Financing activities
  Principal  payments  on  long-term  debt  and  notes payable...............     (1,611)         (282)         (250)
  Principal  borrowings  on  long - term  debt  and  notes  payable .........         95            97            92
  Exercise of stockoptions ..................................................      1,536            75           -0-
  Dividends  paid ...........................................................     (3,257)       (3,060)       (2,870)
  Cash  used  for  discontinued  operations .................................       (858)         (759)         (869)
                                                                                --------      --------      --------
                                        Net cash used by financing activities     (4,095)       (3,929)       (3,897)

  Effect of exchange rate changes on cash ...................................        315            98           (12)
                                                                                --------      --------      --------
                                        Increase in cash and cash equivalents      6,303         1,170         8,578

  Cash and cash equivalents at beginning of year ............................     38,355        37,185        28,607
                                                                                --------      --------      --------
                                     Cash and cash equivalents at end of year   $ 44,658      $ 38,355      $ 37,185
                                                                                ========      ========      ========

See notes to consolidated financial statements.

-------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries
In thousands, except share data

                                                                        September 30
Assets                                                                     1995             1994
----------------------------------------------------------------------------------------------------
Current assets
 Cash and cash equivalents .....................................         $ 44,658         $ 38,355
 Marketable securities .........................................              -0-              208
 Trade receivables less allowance of $602 ($1,063 in 1994) .....           18,633           14,745
 Inventories:
   Finished goods ..............................................            5,231            7,550
   Work in process .............................................            8,430            4,581
   Raw materials ...............................................           11,855            6,992
                                                                         --------         --------
    Total inventories ..........................................           25,516           19,123
 Other current assets ..........................................              814              892
 Deferred income taxes .........................................            6,377            3,613
 Net assets of discon tinued operations ........................              -0-            3,324
                                                                         --------         --------
                                            Total current assets           95,998           80,260


Property, plant, and equipment -- at cost
 Land ..........................................................            1,622            2,224
 Buildings .....................................................           13,917           18,728
 Machinery and equipment .......................................           28,500           40,073
                                                                         --------         --------
                                                                           44,039           61,025
 Less accumulated depreciation .................................           28,044           45,256
                                                                         --------         --------
                              Net property, plant, and equipment           15,995           15,769



Goodwill and intangibles .......................................           24,456            2,059
Minority equity investments ....................................              -0-              505
Other assets ...................................................            3,534            2,834
Deferred income taxes ..........................................              270            4,220
                                                                         --------         --------
                                                    Total assets         $140,253         $105,647
                                                                         ========         ========

--------------------------------------------------------------------------------

                                                                                                               September 30
Liabilities and Shareholders' Equity                                                                        1995          1994
------------------------------------------------------------------------------------------------------------------------------------
Current liabilities
 Payable to banks.................................................................................      $  1,620      $  1,634
 Current portion of long-term debt................................................................           306           630
 Accounts payable.................................................................................         5,995         3,918
 Other accrued expenses...........................................................................         8,857         6,200
 Advance payments from customers..................................................................           238         1,522
 Accrued compensation.............................................................................         9,593         9,610
 Postemployment benefits other than pensions......................................................           401         3,567
 Other accrued taxes..............................................................................         1,665         1,686
 Income taxes payable.............................................................................         4,470         1,896
 Net liabilities of discontinued operations.......................................................        13,140           -0-
                                                                                                        --------      --------
                                                                         Total current liabilities        46,285        30,663

Long-term debt....................................................................................           687         1,219


Postemployment benefits other than pensions.......................................................         3,431        28,138
Unfunded pension costs............................................................................         3,857        10,965
Other long-term liabilities.......................................................................           808           754
Deferred income taxes.............................................................................           284           195


Shareholders' equity
 Serial Preferred Shares, without par value:
  Authorized - 936,285 shares;
   issued and outstanding Series A, $1.80
   cumulative, convertible 161,374 shares.........................................................         3,631         3,631
 Common Shares, par value $1 per share:
  Authorized - 10,000,000 shares;
   issued and outstanding, excluding
   115,056 held in treasury.......................................................................         6,405         6,300
 Other capital....................................................................................        55,148        53,717
 Pension adjustment...............................................................................        (3,736)      (11,439)
 Foreign currency translation adjustments.........................................................         1,848          (855)
 Retained earnings................................................................................        21,605       (17,641)
                                                                                                        --------      --------
                                                                        Total shareholders' equity        84,901        33,713
                                                                                                        --------      --------
                                                        Total liabilities and shareholders' equity      $140,253      $105,647
                                                                                                        ========      ========

See notes to consolidated financial statements.

Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


Note A -- Accounting Policies

Acme-Cleveland Corporation and its subsidiaries accounting and reporting policies conform to generally accepted accounting principles and to industry practices. Significant accounting policies and practices are described below:

Consolidation -- The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. In addition, minority equity investments in other companies are stated at cost plus the Company's equity in undistributed earnings. Upon consolidation, all significant intercompany items are eliminated.

Foreign Currency Translation -- Financial statements for the Company's subsidiaries outside the United States are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of shareholder's equity.

Fair Values of Financial Instruments -- The carrying amount reported in the balance sheets for cash and cash equivalents approximates their fair value. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Cash Flow Information -- Payments for interest and income taxes were (in thousands):

                                           1995          1994         1993
                                          ------        ------       ------
Interest...............................   $  194        $  332       $  430
Income Taxes...........................    8,120         1,960        2,980

Inventories -- Inventories are priced at the lower of cost or market. Inventories are principally valued on the first-in, first-out (FIFO) method. Inventories not valued by the FIFO method are valued using the last-in, first-out (LIFO) method which comprised 9% and 46% of consolidated inventories at September 30, 1995 and 1994, respectively.

Goodwill and Intangibles -- Goodwill is the difference between the purchase price and the fair market value of net assets acquired in business combinations treated as purchases. Goodwill is amortized on a straight-line basis over the periods benefited, principally 10 to 40 years. The carrying value of goodwill is assessed for impairment on an ongoing quarterly basis and adjusted when appropriate. Other acquired intangible assets, to which acquisition cost has been allocated based on fair market value, include research and development, customer lists, trade names, assembled workforce, drawings and manuals, and patents. All other intangibles are amortized on a straight-line basis over the periods benefited, generally 5 to 20 years. The accumulated amortization of goodwill and intangibles at September 30, 1995 and 1994 was $2,378,000 and $1,168,000, respectively.

Other Income -- Other income included a litigation settlement of $1,225,000 in 1993 and gains from sales of assets of $131,000 in 1995 and $202,000 in 1993.

Depreciation -- Depreciation is generally computed using the straight-line method over the estimated useful lives of assets.

Research and Development Expense -- Research and development expenditures are charged to continuing operations as incurred. Amounts expensed, portions of which were included in cost of products sold, were $5,343,000, $3,201,000, and $2,553,000, in 1995, 1994, and 1993, respectively.

Provision for Warranty Claims -- Estimated warranty costs are provided at the time of sale of the warranted products.

Income Taxes -- The Company adopted Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes," effective October 1, 1993. The Company has elected not to restate the financial statements of years prior to 1994. This accounting statement requires the use of the liability

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


method for income taxes rather than the previously used deferred method. Under the liability method, deferred tax assets and liabilities are determined by the differences between the financial statement amounts of existing assets and liabilities and their respective tax bases. These differences are measured using the current enacted tax rates. Under the deferred method, deferred income taxes are provided on items recognized in different periods for financial reporting purposes than for income tax purposes. These differences were measured at the effective tax rate in the year of origination.

The Company's subsidiaries outside the U.S. compute taxes at rates in effect in the various countries in which they operate. Earnings of these subsidiaries may also be subject to additional income and withholding taxes, when they are distributed as dividends. These additional taxes, net of applicable tax credits, are accrued currently, except with respect to earnings which are not expected to be remitted because they are permanently reinvested. Undistributed earnings of non-U.S. subsidiaries deemed to be permanently reinvested were approximately $1,800,000 at September 30, 1995.

Net Earnings (Loss) per Common Share - Net earnings per common share are based on the weighted average number of common shares outstanding during the period, the dilutive effect of stock options and other common stock equivalents, and, if dilutive, the assumed conversion of the Series A Preferred Shares. Net loss per common share is based on the weighted average number of common shares outstanding after increasing the amount of the loss by the dividend requirements on the Series A Preferred Shares.

Litigation -- The Company is subject to legal proceedings and claims which have arisen in the ordinary course of its business that have not been finally adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect upon the financial position or results of operations of the Company.

Environmental Costs - Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated.

Reclassifications -- Certain prior year amounts have been reclassified to conform with the current year presentation.

Note B -- Discontinued Operations and Sale of Subsidiary Subsequent to Year-End

On November 1, 1994 the Company sold all of the common shares of its wholly-owned subsidiary. The Cleveland Twist Drill Company (CTD). This sale resulted in a net gain of $24,727,000, or $3.67 per common share. Under the terms of the stock purchase agreement, the Purchaser paid $45,200,000 in cash and assumed substantially all liabilities related to the business. The purchase agreement provides for the Company to make contingent payments up to 20% of the purchase price, less a $750,000 deductible, for costs associated with a breach of any representation or warranty contained in the agreement. The contingency period ranges between 15 and 24 months subsequent to the sale date. The Company does not anticipate any material charges related to this contingency. CTD manufactured cutting tools used in a wide range of industrial, specialty aerospace, and special tool applications. CTD had operations in the United States, Mexico, and Canada.

On October 23, 1995, subsequent to year-end, the Company sold all of the common shares of its wholly-owned second tier subsidiary. The National Acme Company (National Acme). This sale will result in an estimated net gain of $17,000,000, or $2.50 per common share; year-end shareholders' equity of $84,901,000 increasing, after recording the gain and related adjustments, to approximately $105,000,000; and cash increasing to over $50,000,000. Under the terms of the stock purchase agreement, the

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


Purchaser paid $9,600,000 in cash and assumed all liabilities related to the business. The purchase agreement provides for the Company to make contingent payments up to $3,000,000, less a $300,000 deductible, for costs associated with a breach of any representation or warranty contained in the agreement. The contingency period ranges between 18 and 24 months subsequent to the sale date. The Company does not anticipate any material charges related to this contingency. National Acme manufactures and sells multiple spindle bar and chucking machines and related parts and services.

Accounting standards require that the results of a major line of business sold be condensed and shown separately as a discontinued operation in the consolidated statements of operations for all reported periods.

The Company's consolidated results prior to such restatement are as follows (in thousands):

                                             1995          1994          1993
                                           --------      --------      --------
Net sales............................      $164,117      $176,445      $174,928
                                           ========      ========      ========
Earnings before income taxes,
 minority interest, extraordinary
 item, and cumulative effect of
 accounting changes..................      $ 14,858      $ 10,371      $ 10,045
Income taxes (credit)................        (2,766)        3,755         4,815
Minority interest....................           152          (116)          -0-
                                           --------      --------      --------
Earnings before extraordinary
 item and cumulative effect of
 accounting changes..................        17,776         6,500         5,230
Extraordinary item...................           -0-           -0-         1,900
Net gain on sale of subsidiary.......        24,727           -0-           -0-
Cumulative effect of
 accounting changes..................           -0-       (29,921)          -0-
                                           --------      --------      --------
Net earnings (loss)..................      $ 42,503      $(23,421)     $  7,130
                                           ========      ========      ========
Earnings (loss) per
 common share........................      $   6.30      $  (3.77)     $   1.07
                                           ========      ========      ========

Operational results of CTD (for one month in 1995) and National Acme, which are condensed and shown as discontinued operations in the accompanying consolidated statements of operations, are as follows (in thousands):

                                                      CTD Results
                                           -----------------------------------
                                             1995          1994          1993
                                           --------       -------      -------
Net sales............................      $  5,764       $68,577      $65,777
                                           ========       =======      =======
Earnings before
 income taxes........................      $    261      $  4,708      $ 2,151
Income taxes.........................           120         1,615        1,625
                                           --------      --------      -------
Earnings from discontinued
 operations..........................      $    141      $  3,093      $   526
                                           ========      ========      =======
Earnings per common share............      $    .02      $    .49      $   .08
                                           ========      ========      =======


                                                National Acme Results
                                           -----------------------------
                                             1995        1994     1993
                                           -------     -------   -------
Net sales............................      $37,637     $30,668   $27,641
                                           =======     =======   =======
Earnings (loss) before
 income taxes........................      $ 4,713     $ 1,047   $  (223)
Income taxes (credit) (includes
 $10.981 benefit related to
 change in valuation allowance
 in 1995)............................       (9,131)        151      (135)
                                           -------     -------   -------
Earnings (loss) from
 discontinued operations.............      $13,844     $   896   $   (88)
                                           =======     =======   =======
Earnings (loss) per
 common share (includes
 $1.63 related to tax
 benefits in 1995)...................      $  2.05     $   .14   $  (.02)
                                           =======     =======   =======

Net (liabilities) of National Acme at September 30, 1995 and assets of CTD at September 30, 1994 were (in thousands):


                                           1995          1994
                                         --------      --------
Net receivables......................    $ 5,594       $ 7,793
Net inventories......................      5,093         4,733
Other current assets.................         50           321
Net property, plant, and equipment...      2,298        17,835
Other assets.........................        169         1,174
Current deferred income taxes........      2,474          (815)
Other current liabilities............     (9,627)      (11,507)
Long-term debt.......................        -0-          (211)
Postemployment benefits other
 than pensions.......................     (24,247)     (12,004)
Unfunded pension costs...............      (6,006)      (3,667)
Deferred income taxes................      11,062         (328)
                                         --------      -------
 Net (liabilities) assets............    $(13,140)     $ 3,324
                                         ========      =======

At September 30, 1995, shareholders' equity includes a debit of $3,557,000 for the National Acme pension adjustment. Included in shareholders' equity at September 30, 1994 is a debit of $3,433,000 for foreign currency translation adjustments related to CTD and debits of $4,486,000 and $6,283,000 for pension adjustments related to CTD and National Acme, respectively.

Notes to Consolidated Financial Statements
-----------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


Note C -- Acquisitions

On November 1, 1994, the Company acquired all of the outstanding shares of common stock of Ball Screw & Actuators Co., Inc. (BSA) for a cash price of $6,500,000. Two payments of $750,000 each become payable if certain sales goals are achieved by BSA in calendar years 1995 and 1996. BSA, located in San Jose, California, develops, manufactures, and distributes motion and positioning system components including precision ball screws and nuts, lead screws, actuators, linear guides, and associated products.

On November 21, 1994, the Company acquired for cash all of the outstanding shares of common stock of TxPort, Inc. (TxPort) for $26,250,000. TxPort, located near Huntsville, Alabama, develops, manufactures, and sells digital data access products that are used to connect high speed digital data equipment.

The BSA and TxPort acquisitions were recorded under the purchase method of accounting: and accordingly, the results of operations of BSA and TxPort for the periods from November 1, 1994 and November 21, 1994, respectively, are included in the accompanying consolidated financial statements. The purchase prices have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. The fair value of assets acquired and liabilities assumed, after giving effect to the write-off of certain purchased research and development, is summarized as follows (in thousands):

                                         BSA                TxPort
                                       -------             --------
Current assets .................       $1,661               $7,511
Property, plant, and equipment..          595                  517
Intangibles ....................          850                3,360
Goodwill........................        5,475               13,823
Current liabilities.............       (2,018)              (2,594)
Long-term liabilities...........          (63)              (1,200)
                                       -------             --------
                                        $6,500              $21,417
                                       =======             ========

Also on November 21, 1994, the Company acquired for cash the product lines, assets, and related rights of Phoenix Microsystems, Inc. (Phoenix) located in Huntsville, Alabama, for $3,000,000. Phoenix manufactures and sells test instrumentation for the digital telecommunication and data market, primarily for the telephone operating companies.

In connection with the Company's acquisition of TxPort and Phoenix, certain research and development projects acquired were determined to have no alternative future use. Accordingly, $5,693,000 of purchased research and development was expensed in the first quarter of 1995 as a nonrecurring cost.

BSA is included within the Precision Products segment; TxPort and Phoenix are included within the Telecommunication and Electronic Products segment.

The following unaudited pro forma financial information for the Company gives effect to the BSA and TxPort acquisitions as if they had occurred on October 1, 1993. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the date indicated, or which may result in the future. The 1995 pro forma information excludes the write-off of certain purchased research and development of $5,383,000, or $.80 per common share, and includes an additional $181,000, or $.02 per common share, for TxPort (for two months), and $58,000 or $.01 per common share, for BSA (for one month). The 1994 pro forma information includes the write-off of certain purchased research and development of $5,383,000, or $.85 per common share, and full year earnings of $1,087,000, or $.17 per common share, for TxPort, and $599,000, or $.10 per common share, for BSA. The 1995 and 1994 pro forma information includes sales of

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


$3,358,000 and $16,441,000, respectively, for TxPort and $715,000 and
$7,282,000, respectively, for BSA. The pro forma results follow (in thousands, except per share data):

                                               Year Ended
                                              September 30
                                          -------------------
                                            1995       1994
                                          --------   --------
Net Sales .............................   $124,789   $100,923
                                          ========   ========
Earnings from continuing operations
 before cumulative effect of
 accounting changes ...................   $  9,413   $ (1,186)
                                          ========   ========
Net earnings (loss) ...................   $ 48,125   $(27,118)
                                          ========   ========
Per share data:
 Earnings from continuing operations
  before cumulative effect of
  accounting changes ..................   $   1.39   $   (.23)
                                          ========   ========
 Net earnings (loss) ..................   $   7.13   $  (4.35)
                                          ========   ========

Note D -- Income Taxes

As discussed in Note A, the Company adopted SFAS No. 109, "Accounting for Income Taxes," as of October 1, 1993. The cumulative effect from the adoption of this standard increased 1994 earnings from continuing operations by $5,631,000, or $.89 per common share, and earnings from discontinued operations by $3,369,000, or $.54 per common share. On October 1, 1993, a valuation allowance of $20,400,000 was recorded due to the uncertainty of realizing temporary differences, principally related to deferred compensation and employee benefits, foreign and certain state and local net operating loss carryforward, capital loss carryforwards, and foreign tax credit carryforwards.

The components of earnings from continuing operations before income taxes and minority interest are (in thousands):

                                        1995       1994       1993
                                       ------     ------     ------
Domestic .........................     $9,106     $4,240     $8,908
Foreign ..........................        778        376       (791)
                                       ------     ------     ------
                                       $9,884     $4,616     $8,117
                                       ======     ======     ======

Income taxes from continuing operations before extraordinary item included in the statements of consolidated operations are as follows (in thousands):

                                                      Deferred
                                 Liability Method      Method
                                 -----------------     ------
                                  1995       1994       1993
                                 ------     ------     ------
Federal:
 Current ....................    $7,222     $1,600     $1,233
 Deferred ...................    (2,061)        67        -0-
                                 ------     ------     ------
                                  5,161      1,667      1,233
Foreign:
 Current ....................       167        204        (40)
 Deferred ...................        88        (54)        12
                                 ------     ------     ------
                                    255        150        (28)

State and local:
 Current ....................       881        300        220
 Deferred ...................       (52)      (128)       -0-
                                 ------     ------     ------
                                    829        172        220

Charge in lieu of
 income taxes ...............       -0-        -0-      1,900
                                 ------     ------     ------
                                 $6,245     $1,989     $3,325
                                 ======     ======     ======

The 1993 provision for income taxes included charges in lieu of federal and state and local taxes representing taxes which have been provided in the absence of net operating loss and tax credit carryforwards from prior years. Income tax benefits resulting from the utilization of carryforwards for financial reporting purposes in 1993 are presented as an extraordinary item.

For continuing operations, as September 30, 1995, the Company had available for federal income tax purposes foreign tax credit carryforwards of $215,000 which expire in 1998 through 2000 and $2,250,000 of net operating loss carryforwards available at certain foreign subsidiaries of which $306,000 expires in 2000 and $1,944,000 has no expiration date.

A reconciliation of the statutory federal income tax rate for continuing operations and the effective rate follows:

                                                   Deferred
                                Liability Method    Method
                                ----------------    ------
                                 1995      1994      1993
                                ------    ------    ------
Statutory federal income
 tax rate ....................   34.0%     34.0%     34.0%
Effect of:
 Foreign income taxes ........    2.3        .5       3.0
 State income taxes ..........    5.9       2.6       2.2
 Goodwill ....................    1.8       1.7       (.4)
 Purchased R&D ...............   16.6       -0-       -0-
 Tax exempt interest .........   (2.2)      (.4)      -0-
 Minority equity investments .    1.7        .1        .8
 Change in valuation allowance   (2.4)      -0-       -0-
 Other items .................    5.5       4.6       1.4
                                 -----     -----     -----
                                 63.2%     43.1%     41.0%
                                 =====     =====     =====

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


For 1993 the provision for deferred income taxes was based on the tax effects of the differences in the timing of income and expense recognition between financial reporting purposes and tax reporting purposes. The components of deferred income tax expense from continuing operations are summarized as follows (in thousands):

 Accelerated depreciation for tax purposes.......................      $(16)
 Inventory, employee benefits, and other reserves deducted for tax returns in periods different than for financial reporting
  purposes.......................................................        31
 Elimination of deferred items due to loss carryforwards.........        (3)
                                                                       ----
                                                                       $ 12
                                                                       ====

Components of the Company's deferred tax assets and liabilities for continuing operations as of September 30, 1995 and 1994 are as follows (in thousands):

                                                         1995       1994
                                                       -------     ------
 Deferred tax assets:
  Postretirement health care benefits..............    $ 1,283     $  906
  Pensions.........................................        927        973
  Inventory........................................      1,095        974
  Compensation and other related accounts..........      2,065      1,508
  Tax credits and foreign losses not currently
   utilizable......................................      1,265      2,904
  State and local temporary differences and
   loss carryforwards, net of federal taxes........        633        582
  Other............................................      3,347      1,761
                                                       -------     ------
   Subtotal........................................     10,615      9,608
 Deferred tax liabilities:
  Tax over book depreciation.......................     (1,892)      (836)
  Foreign currency translation.....................       (952)      (876)
  Other............................................       (124)      (124)
                                                       -------     ------
   Subtotal........................................     (2,968)    (1,836)
 Valuation allowance...............................     (1,284)    (2,923)
                                                       -------     ------
  Net deferred tax asset...........................    $ 6,363     $4,849
                                                       =======     ======

During 1995, the valuation allowance decreased by $14,149,000, of which $1,639,000 relates to continuing operations. The reduction in the valuation allowance resulted in an increase in net earnings from continuing operations of $235,000, or $.03 per common share, and $10,981,000, or $1.63 per common share, for discontinued operations. The remainder of the decrease in the valuation allowance did not impact net earnings and was principally related to expiring foreign tax credit carryforwards.


Note E -- Credit Agreements and Borrowings Short-Term Borrowings -- The Company maintained agreements with several foreign banks providing lines of credit in the amounts of $852,000 and $1,201,000 in 1995 and 1994, respectively. These agreements are renewable annually or upon periodic review by the lending institutions.

Long-Term Borrowings -- At September 30, 1995, the Company had a credit agreement with certain banking institutions which permitted borrowings up to $12,000,000 through November, 1997. Of such amount, $2,000,000 was for standby and commercial letters of credit and $1,000,000 was for foreign exchange transactions. The revolving credit notes permit borrowings at the base lending rate of the agent bank, or, alternatively at the Company's option, at 1.75% above an adjusted London Interbank Offered Rate (LIBOR). Such adjustment is defined in the agreement as the published LIBOR rate increased by the reserve percentage prescribed by the Board of Governors of the Federal Reserve System, or any successor. The credit agreement is secured by a first security interest in all domestic accounts receivable, inventory, and equipment. The agreement requires, among other terms, minimum amounts, as defined, of working capital and net worth, and minimum ratios of current assets to current liabilities and total indebtedness to net worth. There were no cash borrowings against the credit agreement at September 30, 1995 or 1994. At September 30, 1995 standby letters of credit of $288,000 were outstanding related to international shipments.

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


Long-term debt at September 30 consisted of the following (in thousands):

                                                      1995       1994
                                                      ----       ----
7.125% Industrial Revenue
  Bonds, annual installments
  through 1996 ...............................       $ -0-      $  365
7.4% to 8.25% notes and
  mortgages, annual installments
  through 1999 ...............................         687         854
                                                     -----      ------
                                                     $ 687      $1,219
                                                     =====      ======

Annual debt installments are $306,000 in 1996, $301,000 in 1997, $254,000 in
1998, and $132,000 in 1999.

Note F -- Pension and Profit Sharing
The Company has non-contributory defined benefit plans covering certain United States employees. Plans for salaried employees typically provide pay-related benefits based on years of service. Plans for hourly and certain salaried employees provide benefits based on flat-dollar amounts and years of service. The Company's current policy is to fund these plans in an amount that falls between the minimum contribution required by ERISA and the maximum tax deductible contribution. Plan assets include equity, fixed income, and money market funds, and individually managed fixed income securities.

A summary of the components of net periodic pension cost are as follows (in thousands):

                                              1995         1994         1993
                                              ----         ----         ----
Service cost-benefits
  earned during the period ...........      $   846       $ 1,588     $ 1,420
Interest cost on projected
  benefit obligation .................        3,334         5,191       5,199
Actual return on plan
  assets .............................       (4,892)         (743)     (5,993)
Net amortization and
  deferral ...........................        2,491        (4,010)      1,168
                                             ------        ------      ------
Net pension cost of
  defined benefit plans ..............      $ 1,779       $ 2,026     $ 1,794
                                            =======       =======     =======
Related to continuing ................      $   511       $   468     $   356
                                            =======       =======     =======
Related to discontinued ..............      $ 1,268       $ 1,558     $ 1,438
                                            =======       =======     =======

The following table sets forth the funded status and amounts recognized in the Company's balance sheet for its defined benefit plans at September 30 (in thousands):

                                                        1995           1994
                                                        ----           ----
Actuarial present value of:
 Vested accumulated benefit
  obligation .................................        $ 39,294      $ 63,906
                                                      ========      ========
 Nonvested accumulated
  benefit obligation .........................        $  1,069      $  3,184
                                                      ========      ========
 Projected benefit obligation ................        $ 41,450      $ 69,152
Fair value of plan assets ....................          32,702        54,175
                                                      --------      --------
Excess of projected benefit
 obligation over fair value
 of plan assets ..............................           8,748        14,977
Unrecognized net asset at
 transition to SFAS No. 87, net
 of amortization .............................             175           987
Unrecognized net loss ........................          (6,348)      (13,783)
Unrecognized prior service
 cost ........................................            (168)         (481)
Additional minimum liability .................           5,825        11,952
                                                      --------      --------
Accrued pension cost .........................        $  8,232      $ 13,652
                                                      ========      ========
Related to continuing ........................        $  1,169      $  1,241
                                                      ========      ========
Related to discontinued ......................        $  7,063      $ 12,411
                                                      ========      ========

The assumptions used to determine the projected benefit obligation for all periods presented follow:

Discount rate ..............................................      7.75%
Rate of increase in future
 compnsation levels ........................................      4.50%
Long-term rate of return on
 plan assets ...............................................      9.00%

The Company's minimum additional pension liability of $5,825,000 and $11,952,000 consists of intangible assets of $164,000 and $513,000 and reductions of shareholders' equity of $3,736,000 (net of tax) and $11,439,000 at September 30, 1995 and 1994, respectively. Included in unfunded pension costs is the additional minimum pension liability of $272,000 and $6,650,000 at September 30, 1995 and 1994, respectively; the remainder is in net liabilities and assets of discontinued operations. Included in other assets is the intangible asset of $1,000 and $225,000 at September 30, 1995 and 1994, respectively; the remainder is in net liabilities and assets of discontinued operations.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


The Company has defined contribution retirement plans that cover its eligible employees. The purpose of these defined contribution plans is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. The Company matches up to 6% of an employee's covered compensation in accordance with the formulas set forth in the plans. Matching contributions to the plans of continuing operations were $419,000, $272,000 and $234,000 in 1995, 1994, and 1993, respectively. Matching contributions to the plans of discontinued operations were $131,000, $433,000 and $398,000 in 1995, 1994, and 1993, respectively.

Note G -- Nonpension Postretirement and Postemployment Benefits

In addition to providing pension benefits, the Company provides health care insurance benefits for certain active eligible and retired employees.

Effective October 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS No. 106, the Company is required to accrue the estimated cost of retiree benefit payments other than pensions during employees' active service periods. The Company previously expensed the cost of these benefits as claims were paid. Costs charged to continuing operations were $273,000 and to discontinued operations were $3,595,000 in 1993.

The Company elected to recognize this change in accounting on the immediate recognition basis. The cumulative effect of adopting SFAS No. 106 was an increase in accrued postemployment benefits and a decrease in 1994 earnings from continuing operations of $2,050,000, or $.32 per common share, and from discontinued operations of $36,364,000, or $5.78 per common share. In addition to the cumulative effect. the Company's 1995 and 1994 postretirement health care costs were accounted for under the new method and consisted of the following components (in thousands):


                                                     1995        1994
                                                    -------    -------
Service cost .................................      $   40     $  111
Interest cost.................................       1,663      3,296
Net amortization and deferral.................        (809)       -0-
                                                    ------     ------
Net periodic postretirement benefit costs.....      $  894     $3,407
                                                    ======     ======
Related to continuing.........................      $  217     $  287
                                                    ======     ======
Related to discontinued.......................      $  677     $3,120
                                                    ======     ======

The net amortization and deferral is related to a change in actuarial assumptions and is amortized over the remaining lives of retirees using the corridor approach.

The Company continues to fund these benefit costs on a pay-as-you-go basis, with the retiree in most instances paying a portion of the costs.

Summary information for the Company's plans is as follows at September 30, 1995, and 1994 (in thousands):


                                                     1995        1994
                                                    -------    -------
Accumulated Postretirement
 Benefit Obligation (APBO):
 Retirees.....................................      $20,121    $39,717
 Active participants eligible to
  receive benefits............................          399        741
 Other active plan participants...............        1,351      3,082
                                                    -------    -------
 APBO.........................................       21,871     43,540
 Unamortized gain.............................        7,944      1,129
                                                    -------    -------
 Accrued cost.................................      $29,815    $44,669
                                                    =======    =======
Related to continuing.........................      $ 3,485    $ 3,611
                                                    =======    =======
Related to discontinued.......................      $26,330    $41,058
                                                    =======    =======

The discount rate used in determining the APBO was 7.75% in 1995 and 1994. The assumed health care cost trend rate used in measuring the APBO was an average of 11.5% in 1995, declining to an ultimate rate of 6% in 2004 and thereafter. A
1% annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation at September 30, 1995 by approximately 4% and the aggregate of the service and interest cost components of net periodic postretirement benefit cost of 1995 by approximately 4%.

Effective October 1, 1993 the Company adopted SFAS No. 112, "Employers' Accounting for Post-employment Benefits." This statement establishes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries

financial accounting and reporting for the cost of benefits provided to former or inactive employees after employment but before retirement. Prior to 1994, the cost of such benefits was recorded at the time paid. The adoption resulted in a cumulative effect charge of $192,000 to earnings of continuing operations, or $.03 per common share, and $315,000 to earnings of discontinued operations, or $.05 per common share. At September 30, 1995 and 1994, accruals for continuing operations of $347,000 and $311,000, respectively, were included in postemployment benefits other than pensions. At September 30, 1995 and 1994, accruals for discontinued operations of $71,000 and $196,000, respectively were included in current (liabilities) assets of discontinued operations.

Note H - Company Stock Plans

With the adoption in 1994 of the Acme-Cleveland Corporation Performance and Equity Incentive Plan (the 1994 Plan) there will be no additional grants of stock options or stock appreciation rights under the Amended 1985 Employees Stock Option and Stock Appreciation Rights Plan. The 1994 Plan provides for the granting of director options, stock options, stock appreciation rights, stock awards, or cash awards. The number of common shares available for grant of awards is 1% of the number of common shares outstanding as of the first day of each fiscal year, plus up to an additional .5% consisting of shares available, but not granted, in prior years. At September 30, 1995, there were 21,860 shares available for grant under the 1994 Plan.

Stock Options - The Company may grant nonqualified stock options to directors and non-qualified or incentive stock options to certain key employees of the Company. The aggregate number of common shares that may be issued upon exercise of incentive stock options is 360,000. Directors options granted during 1995 totaled 8,000 shares. No other options were granted during 1995. Summarized transactions are as follows (in thousands, except per share data):

                                               Number of        Exercise Price
                                                Options        Range Per Share
                                               ---------       ---------------
Outstanding at
 Oct. 1, 1993.................................   436           $5.00 to $17.25
Granted.......................................     8               $10.3125
Exercised.....................................    (9)          $5.00 to $10.625
Canceled or expired...........................    (8)              $12.875
                                                  ---
Outstanding at
 Sept. 30, 1994...............................   427           $5.00 to $17.25
Granted.......................................     8               $15.25
Exercised.....................................  (105)          $5.00 to $14.125
Canceled or expired...........................   (14)          $5.00 to $17.25
                                                -----
Outstanding at
 Sept. 30, 1995...............................   316           $5.00 to $15.25
                                                =====
Exercisable at
 Sept. 30, 1995...............................   298
                                                 ===

Stock Awards - The Company may grant stock awards to certain key employees. Such awards may be made in common shares, restricted stock, or stock equivalent units, and may be subject to certain conditions, restrictions, and risks of forfeiture, as established by the Board of Directors. Such performance stock awards will vest 3 years from the date of grant and will be considered earned upon the achievement of predetermined financial objectives at the end of the designated three-year period. The value of these awards is charged to expense over the designated performance period. In 1995, 49,500 performance stock awards were granted relating to the three-year performance period ending September 30, 1997. Of the 42,500 performance stock awards issued in 1994, 4,000 were canceled in 1995, leaving 38,500 to cover the performance period ending September 30, 1996.

Note 1 - Capital Stock

Preferred Shares - The Series A Preferred Shares have voting rights on a share-for-share basis with the common shares, and the right to convert the shares on a share-for-share basis into common shares at any time. Liquidation preference is $26 per share. The Company has the right to redeem the shares at a price of $26 per share.

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries



Reserved Shares -- 631,208 common shares are reserved for issuance under the Company stock plans and for conversion of the Series A Preferred Shares.

Note J -- Leases
The Company leases certain land, buildings, and equipment which are used in manufacturing and warehousing operations. Net liabilities of discontinued operations in 1995 and property, plant, and equipment in 1994 included the following amounts for capital leases at September 30 (in thousands):

                                                             1995        1994
                                                           ------       ------

Land .............................................         $   98       $   98
Buildings ........................................          1,505        1,505
Machinery and equipment ..........................          2,564        2,805
                                                           ------       ------
                                                            4,167        4,408
Less allowances for
 depreciation and amortization ...................          3,608        3,725
                                                           ------       ------
                                                           $  559       $  683
                                                           ======       ======

Future minimum lease payments for continuing operations non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at September 30, 1995 (in thousands):



  1996 ......................................................          $1,288
  1997 ......................................................             669
  1998 ......................................................             425
  1999 ......................................................             263
  2000 ......................................................             182
  Thereafter ................................................               9
                                                                       ------
   Total minimum lease payments .............................          $2,836
                                                                       ======


Lease amortization is included in depreciation expense. Rental expense for operating leases charged to continuing operations was $1,793,000, $1,265,000, and $974,000, in 1995, 1994, and 1993, respectively. Rental expense for operating leases charged to discontinued operations was $116,000, $383,000, and $478,000, in 1995, 1994, and 1993, respectively.


Note K -- Business and Geographic
Segment Information
The Company has two business segments under continuing operations:
Telecommunication and Electronic Products and Precision Products. The businesses in the Telecommunication and Electronic Products segment produce and sell products used by telephone operating companies, interexchange carriers, Fortune 500 type firms that operate private communication networks, and end-user customers in the automotive, material handling systems, power generation, and other industries. Telecommunication products include automated data transmission analyzers, single and multi-function test equipment, computerized cable test and data base management systems, digital data access devices, and molded cable closures and terminals. Electronic products include electronic and photoelectric sensors, encoders, intelligent laser scanners, and electromechanical limit switches. The businesses in the Precision Products segment produce and sell products used in a broad spectrum of industries including aerospace, air compression, automotive, off road vehicles, power transmission components, electronics, and medical industries. Such products include quality assurance products and systems, motion and positioning components and systems, precision gauges, metal and punch form tooling, and specialty gears.

Identifiable assets are those assets used exclusively in the operation of each business segment or geographic area. Corporate assets consist primarily of cash and other investments. Financial information by business segment and geographic area follows (in thousands):

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Acme-Cleveland Corporation and Subsidiaries


Business                                  Year Ended September 30
                                   1995             1994             1993
                                 --------         --------         --------
Net sales
 Telecommunications and
  electronic products ........   $ 82,940         $ 56,055         $ 58,533
 Precision products ..........     37,776           21,145           22,977
                                 --------         --------         --------
                                 $120,716         $ 77,200         $ 81,510
                                 ========         ========         ========

Earnings (loss) from
 continuing operations
 Telecommunications and
  electronic products ........   $ 11,752         $  4,787         $  8,348
 Precision products ..........      5,440            2,717            2,596
 Corporate ...................     (3,269)          (3,710)          (2,809)
                                 --------         --------         --------
                                   13,923            3,794            8,135
 Net interest ................      1,599              820              479
 Net other ...................         55                2             (497)
 Purchased R&D write-off .....     (5,693)             -0-              -0-
                                 --------         --------         --------
  Earnings from continuing
   operations before income
   taxes, minority, interest,
   extraordinary item, and
   cumulative effect of
   accounting changes ........   $  9,884         $  4,616         $  8,117
                                 ========         ========         ========

Identifiable assets
 Telecommunications and
  electronic products ........   $ 66,374         $ 30,352         $ 23,160
 Precision products ..........     26,480           14,771           15,205
 Corporate ...................     47,399           32,864           33,278
 Discontinued operations .....        -0-/(1)/      27,660/(2)/      52,246
                                 --------         --------         --------
                                 $140,253         $105,647         $123,889
                                 ========         ========         ========

Depreciation
 Telecommunications and
  electronic products ........   $  1,901         $  1,807         $  1,162
 Precision products ..........        949              788              998
 Corporate ...................         31               30               52
 Discontinued operations .....        560            3,187            4,027
                                 --------         --------         --------
                                 $  3,441         $  5,812         $  6,239
                                 ========         ========         ========

Capital additions
 Telecommunications and
  electronic products ........   $  3,866         $  1,716         $  1,128
 Precision products ..........      1,144              430              356
 Corporate ...................         40                6               30
 Discontinued operations .....        297            2,431            4,187
                                 --------         --------         --------
                                 $  5,347         $  4,583         $  5,701
                                 ========         ========         ========


Geographic                                Year Ended September 30
                                   1995             1994             1993
                                 --------         --------         --------
Net sales
 United States
  Sales to unaffiliated
   customers .................   $106,263         $ 63,705         $ 69,719
  Interarea sales ............      2,093            1,967            1,267
                                 --------         --------         --------
                                  108,356           65,672           70,986
 International
  Sales to unaffiliated
   customers .................     14,453           13,495           11,791
  Interarea sales ............      2,512            1,816            2,293
                                 --------         --------         --------
                                   16,965           15,311           14,084
Eliminations
 Interarea sales .............     (4,605)          (3,783)          (3,560)
                                 --------         --------         --------
                                 $120,716         $ 77,200         $ 81,510
                                 ========         ========         ========

Earnings from continuing
 operations before income
 taxes, minority interest,
 extraordinary item, and
 cumulative effect of
 accounting changes
 United States ...............   $  9,106         $  4,240         $  8,908
 International ...............        778              376             (791)
                                 --------         --------         --------
                                 $  9,884         $  4,616         $  8,117
                                 ========         ========         ========

Identifiable assets
 United States ...............   $130,522         $ 89,996         $106,337
 International ...............      9,731           15,651           17,552
                                 --------         --------         --------
                                 $140,253         $105,647         $123,889
                                 ========         ========         ========

 Notes:

(1) Net liabilities of discontinued operations are net of assets of $26,740 at September 30, 1995.
(2)  Amounts are net of liabilities of $28,532 at September 30, 1994.

Report of Ernst & Young LLP, Independent Auditors
--------------------------------------------------------------
To the Board of Directors and Shareholders
Acme-Cleveland Corporation

   We have audited the accompanying consolidated balance sheets of Acme-Cleveland Corporation and Subsidiaries as of September 30, 1995 and 1994, and the related statements of consolidated operations, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acme-Cleveland Corporation and Subsidiaries at September 30, 1995 and 1994, and the consolidated results of their operations and cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Cleveland, Ohio
October 30, 1995

                                  FORM 10-Q
                        PART 1 - FINANCIAL INFORMATION

                  ACME-CLEVELAND CORPORATION AND SUBSIDIARIES
                     STATEMENT OF CONSOLIDATED OPERATIONS
                     (in thousands, except per share data)


                                                   Six Months Ended                  Three Months Ended
                                                       March 31                          March 31
                                             ------------------------------   ------------------------------
                                                  1996            1995             1996            1995
                                             --------------  ---------------   --------------  --------------
Net Sales                                       $65,744         $56,804           $35,169          $32,113
Cost of products sold                            38,859          33,586            20,740           18,595
                                            --------------  ---------------   --------------  --------------
   Gross profit                                  26,885          23,218            14,429           13,518
Selling, general and administrative
 expense                                         17,295          14,441             8,398            8,439
Research and development expense                  2,421           1,777             1,320            1,052
Amortization of goodwill and intangibles            826             521               469              344
                                            --------------  ---------------   --------------  --------------
    Operating profit                              6,343           6,479             4,242            3,683

Other income (expense)
  Interest income                                   950           1,033               389              545
  Interest expense                                  (65)            (87)              (26)             (37)
  Other income                                      512             421               442              188
  Other expenses                                   (345)           (670)              (28)            (401)
  Purchased research and development
   write-off                                         -0-         (5,693)               -0-              -0-
  Unsolicited tender offer expenses              (1,250)             -0-           (1,250)              -0-
                                             --------------  ---------------   --------------  --------------
                                                   (198)         (4,996)             (473)             295
                                             --------------  ---------------   --------------  --------------

     Earnings from continuing operations
      before income taxes                         6,145           1,483             3,769            3,978
 Income taxes                                     2,385           2,810             1,450            1,710
                                             --------------  ---------------   --------------  --------------
     Earnings (loss) from continuing
      operations                                  3,760          (1,327)            2,319            2,268

  Discontinued operations:
   Earnings from operations,
    net of tax benefit of $10,981
    for the six months ended
    March 31, 1995                                   -0-         11,668                -0-             387
   Gain on sale (less income taxes of
    $13,140 and $1,500 for the six months
    ended March 31, 1996 and 1995
    respectively)                                17,025          24,727                -0-              -0-
                                             --------------  ---------------   --------------  --------------
                                                 17,025          36,395                -0-             387
                                             --------------  ---------------   --------------  --------------
    Net earnings                                 20,785         $35,068            $2,319           $2,655
                                             ==============  ===============   ==============  ==============
  Earnings (loss) per common share.
    Continuing operations                         $0.55          ($0.20)            $0.34            $0.34
    Discontinued operations
     Earning from operations, net of taxes           -0-           1.75                -0-            0.06
     Gain on sale                                  2.49            3.71                -0-              -0-
                                             --------------  ---------------   --------------  --------------
                                                   2.49            5.46             $0.34             0.06
                                             --------------  ---------------   --------------  --------------
      Net earnings per common share               $3.04           $5.26                -0-           $0.40
                                             ==============  ===============   ==============  ==============
     Number of shares used in computation
     of net earnings per common share             6,827           6,666             6,663            8,508
                                             ==============  ===============   ==============  ==============
     Dividends per share                          $0.25           $0.23             $0.13            $0.12
                                             ==============  ===============   ==============  ==============

                  ACME-CLEVELAND CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                               March 31           September 30
                                                                 1996                 1996
                                                            -------------        -------------
Assets
Current assets
    Cash and cash equivalents, including restricted cash         $ 25,877             $ 44,658
    Trade receivables, less allowances of $753
       and $802, respectively                                      23,802               18,633
    Inventories:
       Finished goods                                               8,276                5,231
       Work in process                                              9,734                8,430
       Raw materials                                               15,550               11,855
                                                            -------------        -------------
         Total inventories                                         33,560               25,516

    Other current assets                                            1,044                  814
    Deferred income taxes                                           6,600                6,377
                                                            -------------        -------------
         Total current assets                                      90,883               95,998

Property, plant, and equipment - at cost                           47,543               44,039
    Less accumulated depreciation                                  29,388               28,044
                                                            -------------        -------------
         Net property, plant and equipment                         18,155               15,995

Goodwill and intangibles                                           35,376               24,456
Other assets                                                        4,078                3,534
Deferred income taxes                                                 250                  270
                                                            -------------        -------------

    Total assets                                                $ 148,742            $ 140,253
                                                            =============        =============

                                                                              March 31        September 30
                                                                                1996             1995
                                                                            -------------    --------------
Liabilities and Shareholders' Equity
Current liabilities
  Payable to banks                                                                 $1,545            $1,620
  Current portion of long-term debt                                                   296               306
  Accounts payable                                                                  7,550             5,995
  Other accrued expenses                                                           11,512            10,760
  Accrued compensation                                                              7,509             9,994
  Income taxes payable                                                              3,397             4,470
  Net liabilities discontinued operations                                              -0-           13,140
                                                                            -------------    --------------
     Total current liabilities                                                     31,809            46,285

Long-term debt                                                                        524               687
Postemployment benefits other than pensions                                         3,374             3,431
Undetermined pension costs                                                          3,770             3,857
Other long-term liabilities                                                         1,437             1,092

Shareholders' equity
  Series Preferred Shares, without par value:
    Authorized - 936,285 shares; issued and
      outstanding Series A, $1.80 cumulative,
      convertible 161,374 shares, Liquidation
      preference $26 per share                                                      3,631             3,631
  Common Shares, par value $1 per share:
    Authorized - 10,000,000 shares; issued
      and outstanding, excluding 115,056
      treasury shares                                                               6,425             6,405
  Other capital                                                                    55,543            55,148
  Pension adjustment                                                                 (179)           (3,736)
  Foreign currency translation adjustments                                          1,764             1,848
  Retained earnings                                                                40,644            21,605
                                                                            -------------    --------------
    Total shareholders' equity                                                    107,828            84,901
                                                                            -------------    --------------
Total liabilities and shareholders' equity                                       $148,742          $140,253
                                                                            =============    ==============


                  ACME-CLEVELAND CORPORATION AND SUBSIDIARIES
                     STATEMENT OF CONSOLIDATED CASH FLOWS
                                (In thousands)


                                                                                       Six Months Ended
                                                                                            March 31
                                                                                ------------------------------
                                                                                    1996              1995
                                                                                -------------  ---------------
Operating activities
 Earnings (loss) from operations:
  Continuing                                                                       $3,760          ($1,327)
  Discontinued                                                                     17,025           36,395
 Adjustments to reconcile earnings (loss) to net cash provided by operating activities:
  Depreciation and amortization                                                     2,550            1,963
  Cash on sale of property, plant, and equipment                                       (7)              (6)
  Purchased research and development write-off                                         -0-           5,693
  Undistributed earnings of minority equity investments                                -0-              12
  Deferred income tax                                                                  87          (10,774)
  Gain on sale of subsidiaries                                                    (17,025)         (24,727)
  Cash (used) provided by discontinued operations                                    (100)             416
Changes in current assets and liabilities excluding the effects of acquisitions and divestitures:
  (Increase) decrease in trade receivables                                         (3,188)          (2,481)
  (Increase) decrease in inventories                                               (6,234)          (2,759)
  (Increase) decrease in other current assets                                        (213)             (86)
  Increase (decrease) in payable to banks                                             (51)             190
  Increase (decrease) in accounts payable                                           1,610            1,338
  Increase (decrease) in other accrued liabilities                                   (735)             437
  Increase (decrease) in accrued compensation                                      (2,487)             580
  Increase (decrease) in income taxes payable                                      (1,314)            (385)
  Increase (decrease) in postemployment benefits
   other than pensions                                                                (97)               2
  Increase (decrease) in unfunded pension costs                                       342               79
 Other, net                                                                          (888)            (387)
                                                                                ----------        ---------
    Net cash (used) provided by operating activities                               (6,965)           4,173


                                                                Six Months Ended
                                                                    March 31
                                                                ----------------
                                                                  1996     1995
                                                                --------  ------
Investing activities
  Capital expenditures                                        ($1,436)  ($2,947)
  Proceeds from sale of property, plant, and equipment              8         9
  Purchases of marketable securities, net                          -0-      (46)
  Net proceeds from sale of subsidiaries                        7,981    41,718
  Acquistions - net of cash required                          (15,719)  (35,816)
  Cash used for discontinued operations                            -0-     (124)
                                                              --------  --------
        Net cash (used) provided by investing activities       (9,166)    2,794

Financing activities
  Principal payments on long-term debt and notes payable       (1,378)   (1,434)
  Principal borrowings on long-term debt and notes payable        -0-        28
  Exercise of stock options                                       260       102
  Issuance of common stock                                        155        -0-
  Dividends paid                                               (1,746)   (1,596)
  Cash used for discontinued operations                            -0-     (518)
                                                              --------  --------
        Net cash used by financing activities                  (2,709)   (3,418)

Effect of exchange rate changes on cash                            59      (272)
                                                              --------  --------
        (Decrease) increase in cash and cash equivalents      (18,781)    3,277

Cash and cash equivalents at beginning of period               44,658    38,355
                                                              --------  -------
        Cash and cash equivalents at end of period            $25,877   $41,632
                                                              ========  =======

                  ACME-CLEVELAND CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                March 31, 1996


Note A - Basis of Presentation
-----------------------------
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and consistent with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes that would be required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal and recurring nature. Certain 1995 amounts were reclassified to conform to the 1996 presentation. Operating results for the quarter and six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended September 30, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended September 30, 1995.


Note B - Restricted Cash
------------------------
Cash and cash equivalents at March 31, 1996 includes $11.4 million held in a revocable benefits protection trust; in the event of a change of control, the trust becomes irrevocable. Trust assets fund certain supplemental pension benefits to certain employees and provide benefits pursuant to certain other deferred compensation and executive compensation arrangements.


Note C - Goodwill and Intangibles
----------------------------------
Goodwill is the excess of the purchase price over the fair market value of net assets acquired in business combinations treated as purchases. Goodwill is amortized on a straight-line basis over the periods benefited, principally 10 to 40 years.

Other acquired intangible assets, to which acquisition cost has been allocated based on fair market value, include research and development, customer lists, trade names, assembled workforce, drawings and manuals, and patents. These intangibles are amortized on a straight-line basis over the periods benefited, generally 5 to 20 years.

The carrying value of goodwill and intangibles is assessed for impairment on an ongoing basis and adjusted when appropriate.

Note D - Acquisitions
---------------------
On January 24, 1996, the Company acquired all of the common stock of Dolan-Jenner Industries, Inc., through the purchase of the common stock of its parent holding company, Dolan-Clarkson Acquisition Corporation (collectively, Dolan-Jenner) for a cash price of $13.0 million. In a separate transaction, on January 29, 1996, the Company purchased land and a building from a realty trust for $2.0 million. Dolan-Jenner, located in Lawrence, Massachusetts, is a manufacturer of fiber optic photoelectric sensors and controls, measuring and machine safety devices, as well as fiber optic cable and fiber optic illumination systems.

On November 21, 1994, the Company acquired all of the common stock of TxPort, Inc. for a cash price of $26.25 million. TxPort develops, manufactures, and sells digital data access products that are used to connect high speed digital data equipment.

                  ACME-CLEVELAND CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                March 31, 1996

Also on November 21, 1994, the Company acquired the product lines, assets and related rights of Phoenix Microsystems, Inc., for a cash price of $3.0 million. Phoenix manufactures and sells test instrumentation for the digital telecommunication and data market, primarily for the telephone operating companies.

On November 1, 1994, the Company acquired all of the common stock of Ball Screws & Actuators Co., Inc. (BSA) for a cash price of $6.5 million. Two contingent payments of $.75 million each become payable if certain sales goals are achieved by BSA in calendar years 1995 and 1996. The goal for 1995 was achieved, and the payment for that year was made during the second quarter of 1996. BSA develops, manufactures, and distributes motion and positioning system components including precision ball screws and nuts, lead screws, actuators, linear guides, and associated products.

These acquisitions were recorded under the purchase method of accounting; and accordingly, the results of operations, subsequent to the respective acquisition dates, were included in the accompanying consolidated financial statements. The purchase prices have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. Dolan-Jenner, TxPort, and Phoenix are included within the telecommunication and electronic products segment; BSA is included within the precision products segment.

The following unaudited pro forma financial information gives effect to the acquisitions as if they had occurred on October 1, 1994 for Dolan-Jenner and October 1, 1993 for TxPort (at which date the write-off of certain purchased research and development is given effect) and BSA. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the date indicated, or which may result in the future (in thousands, except per share data).

                                                Six Months Ended
                                                     March 31,
                                                ----------------
                                                 1996      1995
                                                 ----      ----
Net assets                                     $69,573    $67,951
                                               -------    -------

Earnings from continuing operations
 before unusual items                           $4,276     $4,301
                                                ------     ------

Net earnings                                   $20,501    $40,696
                                               -------    -------

Per share data:
      Earnings from continuing
       operations before unusual items           $ .63      $ .65
                                                 -----      -----

      Net earnings                              $ 3.00     $ 6.11
                                                ------     ------


                  ACME-CLEVELAND CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31,1996

NOTE E - Write-Off of Certain Purchased Research and Development
----------------------------------------------------------------
In connection with the Company's acquisition of TxPort and Phoenix, certain research and development projects acquired were determined to have no alternative future use. Accordingly, $5.7 million was expensed in the first quarter of 1995 ($5.4 million, or $.81 per common share, on an after tax basis).

NOTE F - Unsolicited Tender Offer Expenses
------------------------------------------
During 1996, the Company recorded charges of $1.25 million ($.8 million after taxes, or $.12 per common share)for costs incurred to date associated with an unsolicited tender offer to acquire the Company. These costs include investment banking fees, legal fees and public disclosure expenses. The Company expects to disburse this amount within 1996. While other costs are anticipated in the future, the timing and amounts are currently indeterminable.

If no transaction is consummated, the maximum investment banking fee consists of a retainer, which has been incurred, plus quarterly financial advisory fees. If a transaction is consummated, the maximum amount of fees payable would be derived by a formula set forth in the contact between the Company and the investment banking firm. Components of this formula, which incorporates certain incentives, include the number of shares outstanding and the stock price at the time such fees become payable in full.

Note G - Shareholder Rights Plan
--------------------------------
On March 11, 1996, the Board of Directors of the Company declared a dividend consisting of one Right for each outstanding common share of the Company. The distribution was credited March 23, 1996 to the shareholders of record on that date. Following the date on which a public announcement is given that a person or group of affiliated or associated persons (Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the common shares then outstanding (Share Acquisition Date), each Right entitles the registered holder (other than an Acquiring Person)to purchase from the Company one one-hundredth of a Series B Preferred Share at a price of $81.00, subject to adjustment, or to acquire one common share for an exercise price of $1.00 per share subject to antidilution adjustments.

The Rights will expire at the close of business on March 23, 2006, unless earlier redeemed by the Company, at a price of $.05 per Right prior to the Share Acquisition Date. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Society National Bank, as Rights Agent, adopted by the Company on March 11, 1996, and amended by a First Amendment to Rights Agreement, dated as of March 20, 1996, between the Company and the Rights Agent.

Note H - Discontinued Operations
--------------------------------
On October 23, 1995, the Company sold all of the common shares of its wholly-owned second tier subsidiary, The National Acme Company, resulting in a gain on the sale of $17.0 million, or $2.49 per common share. The purchase agreement provides for the Company to make contingent payments up to $3.0 million, less a $.3 million deductible, for costs associated with a breach of any representation or warranty contained in the agreement. The contingency period ranges between

                  ACME-CLEVELAND CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                March 31, 1996


18 and 24 months subsequent to the sale date. The Company does not anticipate any material charges related to this contingency.

On November 1, 1994, the Company sold all of the common shares of its wholly-owned subsidiary, The Cleveland Twist Drill Company, resulting in a gain on the sale of $24.7 million, or $3.75 per common share. The purchase agreement provides for the Company to make contingent payments up to 20% of the purchase price, less a $.75 million deductible, for costs associated with a breach of any representation or warranty contained in the agreement. The contingency period ranges between 15 and 24 months subsequent to the sale date. The Company does not anticipate any material charges related to this contingency.

Note 1 - Subsequent Event - Acquisition
---------------------------------------
On April 1, 1996, the Company acquired product lines, assets, and related rights of Phoenix Data Communication Corporation (Phoenix DataCom) for a cash price of $2.7 million plus a future contingency payment which is based on 1998 net sales. Phoenix DataCom products directly serve the wide area networking segment of the telecommunication industry using frame relay service.

ATTACHMENT 2


                          Pro Forma Income Statement
                         Year Ended December 31, 1995
                            (amounts in thousands)


                                       Danaher        Acme      Adjustments       Combined
                                   ----------------------------------------------------------
Net revenues                         $1,486,769     $126,600                     $1,613,369
Cost of sales                         1,039,622      $74,480       (600) (f)      1,113,502
Selling, general and
   administrative expenses              266,890      $39,200      2,700  (g)        308,790
Other                                        --           $0                             --
                                   --------------------------                    -----------
   Total operating expenses           1,306,512      113,680                      1,422,292
Operating profit                        180,257       12,920                        191,077
Interest (income) expense, net            7,198       (5,249)    12,600  (h)         14,549
                                   --------------------------                    -----------
Earnings before income taxes            173,059       18,169                        176,528
Income taxes                             67,293        9,250     (7,700) (i)         68,843
                                   --------------------------                    -----------
Net earnings                           $105,766       $8,919                       $107,685
                                   ==========================                    ===========

                          Pro Forma Income Statement
                       Three Months Ended March 31, 1996
                                   Unaudited
                            (amounts in thousands)

                                                                    Adjust-
                                          Danaher        Acme        ments        Combined
                                     -------------------------------------------------------
Net revenues                             $409,557       $35,169                   $444,726
Cost of sales                             285,264        20,740      (150) (f)     305,854
Selling, general and                                               (1,250) (j)
    administrative expenses                77,165        11,023       670  (g)      87,608
                                     ----------------------------              -------------
    Total operating expenses              362,429        31,763                    393,462
Operating profit                           47,128         3,406                     51,264
Interest (income) expense, net              2,983          (363)    3,150  (h)       5,770
                                     ----------------------------              -------------
Earnings before income taxes               44,145         3,769                     45,494
Income taxes                               17,217         1,450       900  (i)      17,767
                                     ----------------------------              -------------
Net earnings                             $ 26,928       $ 2,319                   $ 27,727
                                     ============================              =============

                            Pro Forma Balance Sheet
                             As of March 31, 1996
                                   Unaudited
                            (amounts in thousands)

                                                                                                    Adjust-
                                                                      Danaher          Acme          ments          Combined
                                                                  ------------------------------------------------------------

                                                                      ASSETS
                                                                      ------
Current Assets:
   Cash and cash equivalents                                            $15,867        $25,877                        $41,744
   Accounts receivable, net                                             250,398         23,802                        274,200
   Total inventories                                                    206,773         33,560        1,000  (a)      241,333
   Prepaid expenses and other
     current assets                                                      36,981          7,644       (5,605) (b)       39,020
                                                                  -----------------------------                  -------------
       Total current assets                                             510,019         90,883                        596,297
Property, plant and equipment                                           293,438         18,155                        311,593
Other assets                                                             83,594          4,328                         87,922
Excess of cost over net assets
   of acquired companies, net                                           616,429         35,376      106,777  (c)      758,582
                                                                  -----------------------------                  -------------
       Total assets                                                  $1,503,480       $148,742                     $1,754,394
                                                                  =============================                  =============

                                                        LIABILITIES AND STOCKHOLDERS' EQUITY
                                                        ------------------------------------
Current Liabilities:
   Notes payable and current
     portion of long-term debt                                          $50,065          1,841                        $51,906
   Accounts payable                                                      96,757          7,550                        104,307
   Accrued expenses                                                     347,931         22,418                        370,349
                                                                  -----------------------------                  -------------
       Total current liabilities                                        494,753         31,809                        526,562
Other liabilities                                                       227,269          8,581                        235,850
Long-term debt                                                          101,680            524      210,000  (d)      312,204
Stockholders' equity:
   Common stock                                                             634          6,425       (6,425) (e)          634
   Additional paid-in capital                                           315,931         58,995      (58,995)          315,931
   Retained earnings                                                    409,939         40,644      (40,644) (e)      409,939
   Cumulative foreign
     translation adjustment                                               2,873          1,764       (1,764) (e)        2,873
   Treasury stock                                                       (49,599)           -                          (49,599)
                                                                  -----------------------------                  -------------
Total stockholders' equity                                              679,778        107,828                        679,778
                                                                  -----------------------------                  -------------
       Total liabilities and
         stockholders' equity                                        $1,503,480       $148,742                     $1,754,394
                                                                  =============================                  =============



EXPLANATORY NOTES TO PRO-FORMA FINANCIAL STATEMENTS:
----------------------------------------------------

(A) Represents an increase in inventory amounts to fair value, principally the elimination of LIFO valuation allowances.

(B) Represents elimination of Acme-Cleveland common stock reflected in the Danaher balance sheet as securities available for sale.

(C)  Represents the excess of cost over net assets of Acme-Cleveland
     Corporation.

(D) Represents borrowings necessary to complete the transaction subsequent to March 31, 1996.

(E)  Represents elimination of historical equity balances for Acme-Cleveland.

(F) Represents the effects to the inventory adjustments discussed in item (A) above and the change in depreciation associated with establishing new values and useful lives for the acquired fixed assets.

(G) Represents amortization of the excess of cost over net assets of Acme-Cleveland.

(H) Represents interest associated with the additional borrowings discussed in item (D) above.

(I)  Represents an adjustment to reflect an appropriate effective tax rate.

(J) Represents elimination of costs of tender offer included in Acme-Cleveland's income statement.